As filed with the Securities and Exchange Commission on November 7, 2025

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

THE TRAVELERS COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0518860
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

485 Lexington Avenue

New York, New York 10017

(Address of Principal Executive Offices) (Zip Code)

THE TRAVELERS DEFERRED COMPENSATION PLAN

(Full title of the plan)

Christine K. Kalla
Executive Vice President, General Counsel
The Travelers Companies, Inc.
385 Washington Street

St. Paul, Minnesota 55102

(651) 310-7911

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional $90,000,000 of deferred compensation obligations to be issued by The Travelers Companies, Inc. (the “Company”) pursuant to The Travelers Deferred Compensation Plan, as amended and restated, effective January 1, 2009, and as further amended, effective January 1, 2010 (the “Plan”). In accordance with Section E of the General Instructions to Form S-8, the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission relating to the Plan (Registration Statement Nos. 333-120998, 333-157091 and 333-234648), including the information contained therein, are incorporated by reference herein.

Part II—Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Company are incorporated in this Registration Statement by reference:

(1)	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 13, 2025 (the “Annual Report”);

(2)	The Company’s definitive proxy statement on Schedule 14A filed on April 4, 2025 (solely those portions that were incorporated by reference into the Annual Report);

(3)	The Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on April 16, 2025;

(4)	The Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on July 17, 2025;

(5)	The Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on October 16, 2025;

(6)	The Company’s current report on Form 8-K filed with the SEC on May 23, 2025;

(7)	The Company’s current report on Form 8-K filed with the SEC on May 27, 2025; and

(8)	The Company’s current report on Form 8-K filed with the SEC on July 24, 2025.

All reports and other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules) shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

The Plan permits certain eligible employees of the Company and its subsidiaries to annually defer between 1% and 50% of their annual base salary and between 1% and 100% of their annual incentive award and have the amounts deferred credited to his or her deferred compensation account. Each participant must allocate amounts credited to his or her deferred compensation account among various investment funds approved by the plan administrator, which may include a Company stock fund. The plan administrator is the Company, with action to be taken on behalf of the Company by a committee comprised of members of management appointed by the Company’s chief executive officer. The balance in each participant’s deferred compensation account is adjusted to reflect the investment experience (income, gains, losses and distributions) of the selected investment funds, as if amounts credited to the account had actually been invested in the investment funds. Participants will have no ownership interest in any investment fund.

The obligations of the Company under the Plan (the “Deferred Compensation Obligations”) are unsecured general obligations to pay in the future the balance of vested deferred compensation accounts, the values of which have been adjusted to reflect the performance of the selected investment funds in accordance with the terms of the Plan. The Deferred Compensation Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time, and are therefore subject to the risks of the Company’s insolvency. Deferred Compensation Obligations cannot be transferred in any way by a participant except by a designation of a beneficiary or to the participant’s estate. The Deferred Compensation Obligations are not convertible into any security of the Company.

The Deferred Compensation Obligations generally become payable to a participant upon the earliest to occur of (i) the participant’s separation from service (as defined in the Plan), (ii) the participant’s retirement (as defined in the Plan) or (iii) if so elected, a month and year specified by the participant in his or her deferral election form. Amounts payable upon separation from service or retirement are paid six months after the last day of the month that includes the separation from service or retirement. Amounts payable on account of death or at a specified month and year are paid as soon as practicable after such dates. Deferred Compensation Obligations payable may be paid in a lump sum or in substantially equal annual installments over a period of up to ten years. If a participant dies, the Deferred Compensation Obligations will be paid to the participant’s beneficiary or estate in a lump sum; however, if the participant has already started to receive installment payments, the installment payments will continue in accordance with the original schedule. No acceleration or further deferral of the Deferred Compensation Obligations is permitted under the Plan.

The Company may maintain one or more trusts to hold assets to be used for payment under the Plan. Any assets held by the trust are subject to the claims of general creditors. The Company may amend or terminate the Plan at any time. No amendment or termination may reduce or eliminate a participant’s accrued account balance.

Item 5.        Interests of Named Experts and Counsel

Wendy C. Skjerven, Esq., Vice President, Corporate Secretary and Group General Counsel of the Company, has given her opinion about certain legal matters affecting the Plan in this Registration Statement. Ms. Skjerven is eligible to participate in the Plan.

Item 8. Exhibits

The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of The Travelers Companies, Inc., as amended and restated May 23, 2013 (incorporated by reference to Exhibit 3.1 to the Company's current report on Form 8-K filed on May 24, 2013).

4.2	Bylaws of The Travelers Companies, Inc., as amended and restated December 7, 2022 (incorporated by reference to Exhibit 3.2 to the Company's current report on Form 8-K filed on December 12, 2022).

4.3	The Travelers Deferred Compensation Plan, as amended and restated, effective January 1, 2009 (incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form S-8 filed on February 4, 2009 (Registration No. 333-157091)).

4.4	First Amendment to The Travelers Deferred Compensation Plan, as amended and restated, effective January 1, 2010 (incorporated by reference to Exhibit 10.37 to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2009).

5	Opinion of Wendy C. Skjerven, Esq.

23.1	Consent of Wendy C. Skjerven, Esq. (included in Exhibit 5).

23.2	Consent of KPMG LLP.

24	Power of Attorney.

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on November 7, 2025.

THE TRAVELERS COMPANIES, INC.
(Registrant)

By:	/s/ Christine K. Kalla
Name:	Christine K. Kalla
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: November 7, 2025	/s/ Alan D. Schnitzer
Alan D. Schnitzer, Director, Chairman and Chief Executive Officer (Principal Executive Officer)

Date: November 7, 2025	/s/ Daniel S. Frey
Daniel S. Frey, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: November 7, 2025	/s/ Paul E. Munson
Paul E. Munson, Senior Vice President and Corporate Controller (Principal Accounting Officer)

Russell G. Golden, Director*

Thomas B. Leonardi, Director*

Clarence Otis Jr., Director*

Elizabeth E. Robinson, Director*

Rafael Santana, Director*

Todd C. Schermerhorn, Director*
Laurie J. Thomsen, Director*

Bridget A. van Kralingen, Director*

David S. Williams, Director*

*Christine K. Kalla, by signing her name hereto, does hereby sign this document on behalf of herself and each of the above named directors of the Company pursuant to powers of attorney duly executed by such persons (set forth in Exhibit 24 to this Registration Statement).

/s/ Christine K. Kalla
Christine K. Kalla
(For herself and as attorney-in-fact)

Date: November 7, 2025